Exhibit 99.1

LPL Financial Announces Full Year and Fourth Quarter 2009 Financial Results

- Full Year and Fourth Quarter Net Income Increases Through Strong Expense Management and the
Substantial Completion of Integrating the Operations of Three Affiliated Broker-Dealers -

- Fourth Quarter Revenue Growth Reflects Strengthened AUM and Robust Investor Activity -

Boston, MA — February 25, 2010 — LPL Investment Holdings Inc. (“LPL Financial” or “the Company”) today announced 2009 net income of $47.5 million, an increase of 4.4% compared to 2008 net income of $45.5 million.  The Company reported record non-GAAP net income — which excludes previously disclosed restructuring charges in connection with the integration of the operations of three of the Company’s affiliated broker-dealers onto the LPL Financial self-clearing platform — of $82.9 million.  Non-GAAP net income grew 52.1% over 2008 non-GAAP net income of $54.5 million, which excluded previously disclosed restructuring charges related to an overall reduction in workforce.  Net revenue for 2009 decreased 11.8% from $3.1 billion in the prior year to $2.7 billion, primarily as a result of poor market conditions prior to the fourth quarter.

For the fourth quarter of 2009, net income increased to $18.6 million, compared to fourth quarter 2008 net income of $2.4 million.  Non-GAAP net income for the 2009 fourth quarter increased 153.4% to a record $28.8 million, compared against $11.4 million in the prior-year quarter.  Net revenue for the fourth quarter of 2009 was $734.9 million, an increase of 4.4% from $703.8 million in the prior-year period.  Net revenue growth for the quarter was propelled by a 19.5% rise in total advisory and brokerage assets to $279.4 billion, up from $233.9 billion in the fourth quarter of 2008, consistent with increased investor participation in the securities market and recent market value increases.

“We are very pleased with our strong final quarter in 2009, as well as our solid financial and operational performance for the full year,” said Mark Casady, LPL Financial chairman and CEO.  “We successfully faced one of the most challenging years in our industry’s history and have entered 2010 in a position of strength.  We remain well positioned with industry-leading services and support for our customers and the financial resources and operational expertise to attract new customers to continue to grow our business. Not only were we able to achieve an excellent financial outcome, we were also able to improve service to our advisors and institutions in a measurable way while simplifying our business. Ultimately, our performance through the difficult conditions of 2009 demonstrated the resilience and strength of our business model, allowing us to provide our customers with security and stability, as well as the support they needed to capitalize on growth opportunities presented to them by the struggles experienced among the major brands offering advice to retail investors.”

$ in thousands, except AUM	Three Months Ended Dec. 31,			Year Ended Dec. 31,
(Unaudited)	2009	2008	Change	2009	2008	Change
Financial Highlights
Net Revenue	$734,880	$703,839	4.4%	$2,749,501	$3,116,349	(11.8)%
Net Income	$18,598	$2,360	688.1%	$47,520	$45,496	4.4%
After-Tax Restructuring Charge	$10,251	$9,024	13.6%	$35,393	$9,024	292.2%
Non-GAAP Net Income	$28,849	$11,384	153.4%	$82,913	$54,520	52.1%

	December 31,
	2009	2008	Change
Metric Highlights
Financial Advisors	11,950	11,920	0.3%
Client Accounts Funded (millions)(1)	3.92	3.45	N/M
AUM(2) (billions)	$279.4	$233.9	19.5%

N/M Not Meaningful.

(1)          Represents custodied, networked, and non-networked client accounts that have been funded. In the third quarter of 2009, we enhanced our methodology for calculating client accounts to include networked variable annuities that were not previously available. This change resulted in an increase of 0.61 million client accounts.

(2)          Assets under management are comprised of custodied, networked, and non-networked brokerage and advisory assets and reflect market movement in addition to new assets, inclusive of recruiting and net of attrition.

Chief Financial Officer Robert Moore said, “Both the fourth-quarter and full-year results reflect our efforts to grow bottom-line results while actively managing uncertain top line performance in a difficult  year.  Our net income performance was driven by our ongoing strategic business review, a highly disciplined set of expense-management principles, which we began implementing throughout our organization at the end of 2008, even as we continued to reinvest in areas of our business that drive our customers’ business growth.  Our particularly strong fourth quarter net income was also propelled by cost savings already being realized from the successful integration of the operations of our affiliated broker-dealers.  At the same time, revenue growth for the fourth quarter was underpinned by both increased AUM-based revenue streams and an improvement in the savings and investing activities of the retail investors served by our customers, in line with recent market improvements.”

“With respect to our integration activities, and as planned from the outset, we have now absorbed the majority of costs in connection with our previously disclosed restructuring charges.  It is a testament to our financial and operational resources that we were able to successfully launch, substantially complete, and internally fund an undertaking of this scale.”

Mark Casady concluded, “With increasing advisor production in the fourth quarter of 2009, and much improved market conditions, we are encouraged to believe that economic activity driven by the private sector will continue to improve in 2010. We are proud of our record levels of business development for 2009, a reflection of our role as the partner of choice for advisors and institutions providing objective, conflict-free financial advice.”

Operational Highlights

•                  In 2009, LPL Financial experienced record levels of successful business development, bringing new financial advisors, RIAs, and bank and credit union financial institutions to its platform.  This record recruitment was partially offset due to anticipated attrition related to the integration of the operations of three of the Company’s affiliated broker-dealers, as well as industry consolidation reflecting the economic challenges facing the market.  Excluding attrition due to the integration of the operations of the affiliated broker-dealers, LPL Financial added 750 net new advisor relationships, representing 6.3% financial advisor growth.

•                  In addition to our record business development in 2009, retention of our existing business remains very strong.   Excluding the attrition attributable to the integration of the operations of three of the Company’s affiliated broker-dealers, production retention was approximately 96%.

•                  Since its inception in the fourth quarter of 2008, the LPL Financial Hybrid RIA platform — a unique offering providing integrated fee- and commission-based capabilities for independent advisors with their own Registered Investment Adviser (RIA) — has grown assets under custody to $7.3 billion as of December 31, 2009, encompassing 92 RIA firms.

•                  LPL Financial fee-based platforms continued to grow significantly, as represented by 2009 year-end advisory AUM of $77.2 billion, up 29.6% compared to 2008 year-end advisory AUM of $59.6 billion.

For additional information on financial results, please review the Company’s most recent SEC filings at www.lpl.com or www.sec.gov.

About LPL Financial

LPL Financial is one of the nation’s leading financial services companies and largest independent broker-dealer (based on total revenues as reported in Financial Planning magazine, June 1996-2009).   Headquartered in Boston, Charlotte, and San Diego, LPL Financial and its affiliates offer industry-leading technology, training, service, and unbiased research to 11,950 financial advisors, more than 700 financial institutions, and approximately 3,700 institutional clearing and technology subscribers.  LPL Financial has $279.4 billion in advisory and brokerage assets as of December 31, 2009.

LPL Financial and its 2,400 employees serve financial advisors through Independent Advisor Services, supporting financial advisors at all career stages; Institution Services, focusing on the needs of advisors and program managers in banks and credit unions; and Custom Clearing Services, working with broker-dealers at leading financial services companies.

Forward Looking Statements

This press release may contain forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, and other similar matters) that involve risks and uncertainties.  Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms.  Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements.  Important factors that may cause such differences include, but are not limited to, changes in general economic and financial market conditions, fluctuations in the value of assets under management, effects of competition in the financial services industry, changes in the number of our financial advisors and institutions and their ability to effectively market financial products and services, the effect of current, pending and future legislation, regulation and regulatory actions, and other factors set forth in the Company’s Annual Report on 10-K for the period ended December 31, 2008, which is available on www.lpl.com and www.sec.gov.

Use of Non-GAAP Financial Measures

The term “GAAP” in the following explanation refers to generally accepted accounting principles in the United States. This release contains non-GAAP financial measures, which are used as measures of LPL Financial’s performance and should be considered in addition to, not as a substitute for, measures of LPL Financial’s financial performance prepared in accordance with GAAP. LPL Financial’s non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies. The non-GAAP financial measures included in this release have limitations and may not exclude all items of income and expense that affect LPL Financial’s operations.   LPL Financial’s management views the non-GAAP financial measures in this release as important measures of its financial performance and believes they are helpful to investors in illustrating LPL Financial’s operating results consistent with prior periods.

Media Relations:	Investor Relations:
Joseph Kuo	Trap Kloman
LPL Financial	LPL Financial
800-877-7210 ext. 4962	858-909-7118
joseph.kuo@lpl.com	Investor.Relations@lpl.com

# # #

LPL Investment Holdings Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	% Change	2009	2008	% Change

Revenues
Commissions	$392,755	$365,038	7.6%	$1,477,655	$1,640,218	(9.9)%
Advisory fees	196,630	192,141	2.3%	704,139	830,555	(15.2)%
Asset-based fees	71,606	73,728	(2.9)%	272,893	352,293	(22.5)%
Transaction and other fees	63,863	64,752	(1.4)%	255,574	240,486	6.3%
Other	10,026	8,180	22.6%	39,240	52,797	(25.7)%
Net revenues	734,880	703,839	4.4%	2,749,501	3,116,349	(11.8)%
Expenses
Production	516,878	491,995	5.1%	1,904,579	2,163,048	(11.9)%
Compensation and benefits	72,280	73,717	(1.9)%	270,436	343,171	(21.2)%
General and administrative	53,257	53,724	(0.9)%	218,416	266,447	(18.0)%
Depreciation and amortization	26,700	28,283	(5.6)%	108,296	100,462	7.8%
Restructuring charges	17,000	14,966	13.6%	58,695	14,966	292.2%
Other	4,291	4,147	3.5%	15,294	17,558	(12.9)%
Total operating expenses	690,406	666,832	3.5%	2,575,716	2,905,652	(11.4)%
Interest expense	24,323	29,332	(17.1)%	100,922	115,558	(12.7)%
Loss on equity investment	32	30	6.7%	296	2,374	(87.5)%
Total expenses	714,761	696,194	2.7%	2,676,934	3,023,584	(11.5)%
Income before provision for income taxes	20,119	7,645	163.2%	72,567	92,765	(21.8)%
Provision for income taxes	1,521	5,285	(71.2)%	25,047	47,269	(47.0)%
Net income	$18,598	$2,360	688.1%	$47,520	$45,496	4.4%

LPL Investment Holdings Inc.

Financial Highlights

(Dollars in thousands, unless otherwise noted)

(Unaudited)

	Three Month Quarterly Results
	Q4 2009	Q3 2009	Q2 2009	Q1 2009	Q4 2008
REVENUES:
Commissions	$392,755	$370,249	$367,431	$347,220	$365,038
Advisory fees	196,630	182,141	161,463	163,905	192,141
Asset-based fees	71,606	70,894	67,739	62,654	73,728
Transaction and other fees	63,863	68,764	61,609	61,338	64,752
Other	10,026	10,278	11,075	7,861	8,180
Net revenues	734,880	702,326	669,317	642,978	703,839
EXPENSES:
Production	516,878	481,182	463,988	442,531	491,995
Compensation and benefits	72,280	66,337	64,841	66,978	73,717
General and administrative	53,257	65,787	49,501	49,871	53,724
Depreciation and amortization	26,700	26,924	27,277	27,395	28,283
Restructuring charges	17,000	42,219	(197)	(327)	14,966
Other	4,291	1,640	5,643	3,720	4,147
Total operating expenses	690,406	684,089	611,053	590,168	666,832
Interest expense	24,323	24,626	26,032	25,941	29,332
Loss on equity method investment	32	96	84	84	30
Total expenses	714,761	708,811	637,169	616,193	696,194
INCOME (LOSS) BEFORE PROVISION FOR / (BENEFIT FROM) INCOME TAXES	20,119	(6,485)	32,148	26,785	7,645
PROVISION FOR / (BENEFIT FROM) INCOME TAXES	1,521	(5,029)	16,567	11,988	5,285
NET INCOME (LOSS)	$18,598	$(1,456)	$15,581	$14,797	$2,360

FINANCIAL CONDITION
Total Cash & Cash Equivalents	$378,594	$245,489	$333,855	$319,394	$219,239
Total Assets	$3,336,936	$3,213,879	$3,232,091	$3,344,907	$3,381,779
Total Debt(1)	$1,369,223	$1,404,829	$1,463,435	$1,465,541	$1,467,647
Stockholders’ Equity	$850,875	$828,029	$827,482	$807,844	$790,312
Capital Expenditures(2)	$1,910	$2,767	$2,401	$1,235	$8,167

KEY METRICS
Financial Advisors	11,950	12,027	12,489	12,294	11,920
Client Accounts Funded (millions)(3)	3.92	3.93	3.46	3.46	3.45
Assets Under Management (billions)	$279.4	$268.9	$259.0	$231.8	$233.9

(1)          Total Debt represents the Company’s senior secured credit facility, senior unsecured subordinated notes and revolving line of credit.

(2)          Capital Expenditures represents the capital expenditures during the three months ended as of each interim reporting period.

(3)          In the third quarter of 2009, we enhanced our methodology for calculating client accounts to include networked variable annuities that were not previously available. This change resulted in an increase of 0.61 million client accounts.